Appendix A
to the Operating Expenses Limitation Agreement

(as amended on June 12, 2012 to add TacticalShares Dynamic Allocation Fund)

Fund	Operating Expense Limit
Capital Advisors Growth Fund – Investor Class	1.25%

TacticalShares Dynamic Allocation Fund
Class A	1.50%
Investor Class	1.50%
Institutional Class	1.25%

ADVISORS SERIES TRUST on behalf of the Funds listed on Appendix A	CAPITAL ADVISORS, INC.
By: /s/ Douglas G. Hess	By: /s/ Keith C. Goddard

Name: Douglas G. Hess	Name: Keith C. Goddard

Title: President	Title: Chief Executive Officer